UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/19/2005

SUNGARD DATA SYSTEMS INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-12989

DE	51-0267091
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

SunGard Data Systems Inc., 680 E. Swedesford Road, Wayne, PA 19087
(Address of Principal Executive Offices, Including Zip Code)

484.582.2000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On January 19, 2005, SunGard Availability Services LP, a subsidiary of SunGard Data Systems Inc. (referred to with its subsidiaries as the "Company"), entered into a lease agreement with 410 Commerce, L.L.C. for the lease of approximately 90,000 square feet of space, comprised of a unit with 26,000 square feet ("Unit C") and a unit with 64,000 square feet ("Unit D"), located at 410 Commerce Boulevard, Carlstadt, New Jersey ("410 Commerce"). The landlord of 410 Commerce is affiliated with entities from which the Company leases two of its other availability services facilities, each of which are located in the same corporate park as 410 Commerce. The Company also will use 410 Commerce as an availability services facility. The term of the lease commences on September 1, 2006 with respect to Unit C and, subject to earlier availability, no later than October 1, 2006 with respect to Unit D. The lease provides the Company with the option to expand the leased premises by approximately 98,000 square feet, which option must be exercised by September 1, 2005. The base rent is $15.25 per square foot through December 31, 2005 and $15.71 per square foot beginning January 1, 2006, subject to adjustment annually and upon exercise of the option to expand. The lease expires on September 30, 2015 with two independent five-year renewal options.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC

Date: January 24, 2005.	By:	/s/ Michael J. Ruane
Michael J. Ruane
Senior Vice President-Finance and Chief Financial Officer